Exhibit 99.1

FOR IMMEDIATE RELEASE

Flanders Corporation Reports Fourth Quarter and Year End 2008

Financial Results

– Improved annual net loss by $15.6 million, to $4.1 million including $9.9 million in impairment charges, compared to $19.7 million including $14.2 million in impairment charges in 2007 –

– Improved annual EBITDA to a loss of $10.7 million including $9.9 million in impairment charges, compared to a loss of $18.5 million including

$14.2 million in impairment charges in 2007 –

– Expect to deliver annual 2009 revenue growth of 8% to 13% over 2008 –

WASHINGTON, NC – March 16, 2009 – Flanders Corporation (NASDAQ: FLDR) reported financial results for the fourth quarter and year ended December 31, 2008.

Flanders Corporation’s president and CEO, Harry Smith, said: “2008 was an outstanding year of improvement, as we executed programs to increase efficiencies and reduce costs. We installed a more experienced management team, exited non-core businesses, consolidated facilities, optimized production, shortened lead-times, improved on-time delivery to 99% and lowered headcount. These changes strengthened the company both financially and operationally, although we were not immune to the difficult economic climate. 2008 revenue was $217.3 million, compared to $244.9 million in 2007, reflecting disposition of direct sales offices, decreases in retail orders, and reduced capital spending by semiconductor and construction companies. However, our turnaround actions yielded significant productivity improvements, especially shedding sales offices and other businesses. As a result, we lowered our net loss by $15.6 million, to $4.1 million for 2008.”

“We are excited about our recent successes. In October 2008, we received a Blanket Order Agreement (BOA) Subcontract related to the Shaw AREVA MOX facility located in Aiken, SC. In February 2009, we won our inaugural order for glove boxes. Also, in 2009 retail customers have reacted positively to our faster delivery time and better customer service. Flanders continues to lead innovation in the air filtration industry.”

Fourth Quarter 2008 Financial Summary

Revenue for the fourth quarter 2008 was $49.8 million, compared to $57.8 million in the fourth quarter 2007. During the quarter, the company recorded a $4.3 million inventory write-down, a $3.2 million charge for fixed asset impairment and a $2.4 million charge for impairment of goodwill. Including the $9.9 million in impairment charges, the fourth quarter 2008 net loss was $14.3 million, or $0.55 per share. This compares to the fourth quarter of 2007 net loss of $4.3 million, or $0.17 per share. EBITDA loss for the fourth quarter 2008 was $19.9 million, compared to $6.0 million for the fourth quarter of 2007.

Management uses some measures not in accordance with generally accepted accounting principles (GAAP) to evaluate the results of the company’s operations and believes earnings before interest, taxes, extraordinary items, depreciation and amortization (EBITDA) provides a useful measure of operations.

Full Year 2008 Financial Summary

Revenue for the year ended 2008 was $217.3 million, compared to $244.9 million in 2007. During 2008, the company recorded $4.3 million in inventory write downs as compared to charges of $3.1 million recorded in 2007. 2008 operating expenses decreased to $47.3 million, which included $2.4 million in goodwill impairment and a $3.2 million charge for loss on impaired fixed assets, compared to $58.5 million in 2007, which included $8.1 million in reserves for bad debt, a $2.5 million charge for loss on impaired fixed assets, and $543,000 in impairment of goodwill. Including the $9.9 million in impairment charges, net loss for 2008 was $4.1 million, or $0.16 per share. This compares to a 2007 net loss of $19.7 million, or $0.75 per share in 2007, which included $14.2 million in write downs and impairment. EBITDA loss for the year ended 2008 improved to $10.7 million, compared to $18.5 million in 2007.

Flanders’ Chief Financial Officer, John Oakley said: “During this very challenging environment, we lowered our monthly operating expenses by 14% and we improved virtually every metric in our balance sheet in 2008. Over the course of the year, we reduced net debt by 2.5% and improved inventory turns. While the economy remains uncertain, the streamlined company is positioned to take advantage of the desire for greater energy efficiency and cleaner air. We expect total revenue for 2009 to be between $235 million and $246 million representing growth of 8% to 13% from 2008. We also anticipate achieving our goals of improved productivity and EBITDA growth.”

Conference Call

President and CEO, Harry Smith and CFO John Oakley are scheduled to conduct a conference call at 11:00 a.m. ET on Mar. 16, 2009 to review these results in more detail. To access the call in the U.S., please dial (866) 425-6192, and for international callers dial (973) 409-9253 approximately 10 minutes prior to the start of the conference call. The conference ID will be 86800116. A telephone replay will be available until midnight Eastern Time on March 20th by dialing (800) 642-1687 or (706) 645-9291 and entering pass code 86800116.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) having an outstanding year of improvement, increasing efficiencies and reducing costs, (2) installing a more experienced management team and exiting non-core businesses, (3) using those and other improvements to strengthen the company both financially and operationally, (4) turnaround actions yielding significant productivity improvements, (4) being excited about recent successes, (5) retail customers reacting positively to faster delivery time, and better customer service, and having those actions continue, (6) continuing to lead innovation in the air filtration industry, (7) being positioned to take advantage of the desire for greater energy efficiency and cleaner air, (8) total revenue for 2009 to be between $235 million and $246 million, representing growth of 8% to 13% from 2008, and (9) achieving its goals of improved productivity and EBITDA growth are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders’ operations, please refer to the Company’s Form 10-K for the year ended December 31, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Kirsten Chapman or Tim Dien at (415) 433-3777.